Exhibit 10.23

STRICTLY PERSONAL AND CONFIDENTIAL
January 13, 2019
Michael Swade
Via email

Re: Agreement concerning your separation

Dear Mike,

This letter (“Letter Agreement”) confirms that, effective January 14, 2019 (the “Transition Date”), you will no longer be the Global Head of Sales for the Company and, following the Transition Date, your employment with Ribbon Communications Operating Company, Inc. will terminate as of the close of business on March 31, 2019 (the “Termination Date”), in accordance with Section 7 of that certain Employment Agreement, dated September 19, 2014, between you and Sonus Networks, Inc. (“Employment Agreement”). Between the Transition Date and the Termination Date, you will continue to be employed by the Company and agree to use your best efforts to provide transition assistance to the Sales organization as directed by the Company to ensure a smooth and fulsome transition of your duties and knowledge to Steven Bruny or such other person designated by the Company. This Letter Agreement sets forth certain agreements that have been reached between you and the Company (as hereinafter defined) in connection with the foregoing transition.

For purposes of this Letter Agreement, the “Company” or “Ribbon” means Ribbon Communications Operating Company, Inc. and its parents and affiliates and their respective successors, predecessors, and assigns. Except as expressly stated all capitalized terms used herein have the meaning set out in the Employment Agreement.

Subject to your continued services in accordance with this Letter Agreement through the Termination Date, your employment will be terminated by the Company without Cause effective on the Termination Date and you will be entitled to: (i) a severance payment equal to USD$1,087,500, less applicable deductions, such being payable in a single lump sum within 60 days following the Termination Date in accordance with Section 7(a) of the Employment Agreement; and (ii) 18 months’ group health plan coverage under COBRA in accordance with Section 7(b) of the Employment Agreement. During your employment following the Transition Date, you shall continue to be eligible to receive your 2018 annual corporate bonus (as determined by the Compensation Committee), if any, in accordance with (and subject to) the terms of the 2018 Bonus Program under the Senior Management Cash Incentive Plan and your 2018 Bonus Election letter, subject to your continued employment through the applicable bonus payment date. Consistent with the Employment Agreement, your receipt of the payments and benefits described in Sections 7(a) through (d) of the Employment Agreement (the “Severance Payments”) are contingent on your compliance with the Restrictive Covenants Agreement (as defined below) and your execution and delivery of a Release Agreement (and the lapse of any revocation period related thereto) prior to the 30th day following the Termination Date and you will be provided with a copy of the Release Agreement on the Termination Date. To the extent you do not comply with the Restrictive Covenants Agreement or fail to timely execute and deliver the Release Agreement (or revoke the Release Agreement), you will not be entitled to the Severance Payments.

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Following the Termination Date, you agree to cooperate fully with the Company, including any attorney or other consultant retained by Ribbon, in connection with any pending or future mediation, litigation, arbitration, business, or investigatory matter. Such cooperation related to any pending or future mediation, litigation, arbitration, business, or investigatory matter may include you being available for interview by Ribbon, or any attorney or other consultant retained by Ribbon, and providing the Company with relevant documents in your possession or under your control. Ribbon agrees to provide you with reasonable notice of the need for assistance when feasible. The Company also agrees to schedule such assistance in such a manner as not to unreasonably interfere with any alternative employment you obtain when possible.

You acknowledge and agree that the terms, conditions and restrictive covenants of your Confidentiality, Non-Competition and Assignment of Inventions Agreement executed by you on April 14, 2014 (the “Restrictive Covenants Agreement”) will remain in full force and effect following the Termination Date. You also understand and agree that you remain subject to all applicable Company policies between the date hereof and the Termination Date including, without limitation, the Company’s Code of Conduct. You acknowledge and agree that (a) except as set forth in this Letter Agreement or any Accrued Benefits, you have no rights to severance or other similar payments or benefits in connection with the termination of your employment and (b) no changes to the terms and conditions of your employment between the Transition Date and the Termination Date shall, individually or in the aggregate, constitute “Good Reason” under the Employment Agreement and you hereby waive any right to terminate your employment for Good Reason on or following the Transition Date.

Please execute this Letter Agreement in the space provided below by January 13, 2019 to evidence your agreement with its terms.

Feel free to contact Petrena Ferguson or me if you have any questions.

[Signature page follows]

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Very truly yours,

/s/ Fritz Hobbs

By:
Fritz Hobbs
President and CEO

ACKNOWLEDGED AND AGREED:

/s/ Mike Swade
Mike Swade

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